Exhibit 99.1

HEI, Inc. Is Granted Additional Default Judgment in Its Lawsuit Against Its Former CEO

MINNEAPOLIS, Dec. 1 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that it has been granted an additional default judgment in its lawsuit against its former Chief Executive Officer, President and Chairman, Anthony J. Fant, in the amount of $993,355.72, for damages relating to conversion, unjust enrichment, breach of fiduciary duty and corporate waste by Mr. Fant. This judgment is in addition to, and will be added to, the judgment granted to HEI against Mr. Fant in August 2003 in the amount of $605,895.01 for non-payment of a promissory note to HEI. The Company will pursue collection on the judgments in the normal course.

HEI also announced that it has filed a Form 12b-25 with the Securities and Exchange Commission with respect to its Annual Report on Form 10-K for the fiscal year ended August 31, 2003, indicating that it is unable to file that report by its December 1, 2003, due date without unreasonable effort or expense. Specifically, HEI stated that additional time is necessary to complete an accounting review requested by the Special Committee of the Board of Directors relating to certain expenses incurred by HEI on behalf of Mr. Fant. By filing the Form 12b-25, HEI receives an automatic extension to file its Annual Report on Form 10-K or before December 16, 2003. HEI presently anticipates that the accounting review will be completed, and its Annual Report on Form 10-K will be filed, no later than December 16, 2003.

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division	Victoria, MN 55386 PO Box 5000, 1495 Steiger Lake Lane,
- High Density Interconnect	610 South Rockford Drive, Tempe, AZ 85281
- RF Identification and Smart Card	1546 Lake Drive West, Chanhassen, MN 55317
Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301

FORWARD-LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the Company’s efforts to collect on the judgments and the completion of the accounting review requested by the Special Committee of the Board of Directors and the filing of the Form 10-K no later than December 16, 2003, are forward-looking statements. All of such forward- looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

SOURCE HEI, Inc.
-0- 12/01/2003
/CONTACT: Mack V. Traynor, CEO and Doug Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/
/Web site: http://www.heii.com /
(HEII)

CO:	HEI, Inc.
ST:	Minnesota
IN:	CPR
SU:	LAW